1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co.
Reports First-Quarter 2009 Results

HIGHLIGHTS

▪
First-quarter 2009 production averaged 198 Million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan.  An estimated 45 MMcfe/d is currently restricted by third party pipelines affected by the September 2008 hurricanes.  Average daily production for 2009 is expected to approximate 215 MMcfe/d net to McMoRan, including 180 MMcfe/d in second quarter 2009.

▪
Four wells in the Flatrock field are currently producing at a gross rate of approximately 235 MMcfe/d (44 MMcfe/d net to McMoRan).  Completion efforts are in-progress at Flatrock Nos. 5 and 6, with first production from both wells expected by mid-year 2009.

▪	McMoRan currently has three deep gas exploration prospects in-progress:
o	Ammazzo on South Marsh Island Block 251
o	Cordage on West Cameron Block 207
o	Blueberry Hill sidetrack on Louisiana State Lease 340
▪	Near term exploratory drilling plans include the Sherwood deep gas prospect on High Island Block 133. McMoRan also continues to evaluate additional ultra-deep opportunities.
▪
Operating cash flows totaled $33.8 million for the first quarter of 2009, including approximately $20 million ($18.7 million net of partners’ share) in partial payments for insurance proceeds related to the September 2008 hurricane events.

▪	Capital expenditures totaled $29.2 million in the first quarter of 2009 and are expected to approximate $200 million for the year, $30 million lower than the January 2009 estimate.
▪
Cash at March 31, 2009 totaled $95.4 million with no borrowings under McMoRan’s revolving bank credit facility.  McMoRan’s borrowing base re-determination was completed in April and the aggregate amount available was reduced from $400 million to $235 million.  Total debt was $375 million at March 31, 2009, including $75 million in convertible senior notes.

NEW ORLEANS, LA, April 20, 2009 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $63.2 million, $0.90 per share, for the first quarter of 2009 compared with net income applicable to common stock of $32.0 million, $0.46 per fully diluted share, for the first quarter of 2008.

First-quarter 2009 results from continuing operations totaled a loss of $59.5 million, including $39.0 million, $0.55 per share, in impairment charges for certain fields to reduce their net carrying value to fair value and $16.2 million, $0.23 per share, in charges to exploration expense primarily relating to the Tom Sauk and Gladstone East exploration wells which were determined to be non-commercial in the first quarter of 2009.  McMoRan’s first quarter results also include an $18.1 million mark-to-market realized gain on McMoRan’s oil and gas derivative contracts and an $18.7 million gain associated with its share of the initial payment of insurance proceeds related to the September 2008 hurricanes.  Additional insurance proceeds are expected as described below.  McMoRan's net income from its continuing operations for the first quarter of 2008 totaled $37.2 million, including an unrealized loss of $41.6 million, $0.49 per fully diluted share, for mark-to-market charges on McMoRan’s oil and gas derivative contracts.

SUMMARY FINANCIAL TABLE*

	First Quarter
	2009	2008
	(In Thousands, Except Per
	Share Amounts)
Revenues	$ 97,376	$ 295,476
Operating income (loss)	(49,139)	55,825
Net income (loss) from continuing operations	(59,492)	37,231
Net loss from discontinued operations	(1,067)	(856)
Net income (loss) applicable to common stock(a)	$(63,241)	$ 32,009
Diluted net income (loss) per share:
Continuing operations	$(0.88)	$0.47
Discontinued operations	(0.02)	(0.01)
Applicable to common stock(a)	$(0.90)	$0.46
Diluted average common shares outstanding	70,475	85,154 (b)
Operating cash flows	$ 33,794	$ 172,816
EBITDAX(c)	$ 67,929	$ 228,159
Capital Expenditures	$ 29,163	$ 51,379

a.	After preferred dividends.
b.
Assumes full conversion of McMoRan’s 6% Convertible Senior Notes, 5¼% Convertible Senior Notes, 6.75% Mandatory Convertible Preferred Stock, and the dilutive effect of outstanding stock options and warrants into 31.2 million shares.

c.	See reconciliation of EBITDAX to net income (loss) applicable to common stock on page III.
*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s 2009 Form 10-Q, the related costs incurred through March 31, 2009 would be charged to expense in McMoRan’s first-quarter 2009 financial statements.  McMoRan’s investment in its four in-progress or unproved wells totaled $53.1 million at March 31, 2009.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “We continue to focus on opportunities to build asset values through exploring deep prospects in shallow waters on the Shelf of the Gulf of Mexico.  Our drilling activities have confirmed that large hydrocarbon bearing structures are present below 15,000 feet on the Gulf of Mexico Shelf.  The data we have gained from the South Timbalier Block 168 ultra-deep well drilled below 30,000 feet provides important information that is allowing us to correlate the depositional trends from the onshore and the deepwater to the Shelf.  We have multiple high potential deep gas and ultra-deep targets and are developing plans to test these objectives.  We will prudently manage our capital expenditures in response to current market conditions while remaining focused on these exciting exploration opportunities.”

PRODUCTION AND DEVELOPMENT ACTIVITIES
First-quarter 2009 production averaged 198 MMcfe/d net to McMoRan, compared with 294 MMcfe/d in the first quarter of 2008.  McMoRan continues to work to restore production shut-in as a result of the September 2008 hurricanes in the Gulf of Mexico.  Current production approximates 200 MMcfe/d and is expected to average approximately 180 MMcfe/d in the second quarter of 2009, which will be affected by downtime at the Flatrock Field for planned facility expansion, maintenance and remediation activities.  An estimated 45 MMcfe/d of McMoRan’s production continues to be constrained by outages at third party facilities.  Based on recent information from operators of these facilities, daily production is expected to average 215 MMcfe/d for the year.  These production estimates are dependent on the timing of restoring downstream pipelines and facilities damaged by the September 2008 hurricanes and production performance from existing wells and new wells being completed.

Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  Four wells are currently producing at a gross rate of approximately 235 MMcfe/d (44 MMcfe/d net to McMoRan).  Production from these wells will be temporarily shut in during the second quarter for planned facility expansion, maintenance and remediation activities.  Completion efforts are under way at Flatrock Nos. 5 and 6, with first production from both wells expected by mid-year 2009.  Following these activities, McMoRan expects the gross production rate from the six wells in the field to approximate 335 MMcfe/d, 63 MMcfe/d net to McMoRan.  Below is a status report on activities in the area:

Flatrock Wells	Total Pay In tervals	Net Feet of Pay(1)	Status
No. 1 (#228) Discovery Well	8	260	Producing from Operc section
No. 2 (#229) Delineation Well	8	289	Producing from Primary Rob-L sand
No. 3 (#230) Delineation Well	8	256	Producing from Operc section
No. 4 (#231) Development Well	2	116	Producing from Primary Rob-L sand
No. 5 (#232) Development Well	8	155	Completing: First production expected mid-year 2009
No. 6 (#233) Delineation Well	2	40	Completing: First production expected mid-year 2009

(1)	Confirmed with wireline logs.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

EXPLORATION ACTIVITIES
McMoRan’s exploration strategy is focused on the “deep gas play,” drilling to depths of 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area to target large structures in the Deep Miocene, and on the “ultra-deep gas play” below 25,000 feet.  McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately 1.2 million gross acres including 227,000 gross acres associated with the ultra-deep trend.  McMoRan has three deep gas prospects in-progress and near term drilling plans include the Sherwood deep gas exploratory prospect on High Island Block 133.  McMoRan also continues to evaluate additional ultra-deep opportunities.

The Ammazzo deep gas exploratory prospect in 25 feet of water commenced drilling on November 22, 2008 and is drilling below 21,600 feet towards a proposed total depth of 24,500 feet. McMoRan is operating the well and holds a 25.9 percent working interest and 21.1 percent net revenue interest.  McMoRan’s partners, PXP and Energy XXI (NASDAQ: EXXI), hold a 28.1 percent working interest and 16.0 percent working interest, respectively.  McMoRan’s investment in Ammazzo totaled $18.4 million at March 31, 2009.  McMoRan was high bidder on South Marsh Island Block 256, which is a southern offset to the Ammazzo prospect, at the March 2009 Minerals Management

Service Central Gulf of Mexico Lease Sale 208.  McMoRan was also high bidder on an ultra-deep lease located on Ship Shoal Block 185.

The Cordage deep gas exploratory prospect commenced drilling on March 18, 2009 and is drilling below 12,200 feet towards a proposed total depth of 19,500 feet.  The Cordage prospect, which is located in 50 feet of water on West Cameron Block 207, is targeting Rob-L and Rob-M (Operc) sands in the Middle Miocene.  McMoRan has rights to a 50.0 percent working interest and a 40.2 percent net revenue interest in the well.  Mariner Energy, Inc. (NYSE: ME) is the operator of the well and holds a 50 percent working interest.  McMoRan’s investment in Cordage totaled $3.4 million at March 31, 2009.   Upon completion of operations at Cordage, the rig will be moved to the Sherwood prospect on High Island Block 133 to commence exploration drilling activities.

On March 29, 2009, McMoRan reentered an existing wellbore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340 in 10 feet of water.  The well has a proposed total depth of 24,000 feet.  As previously reported, in February 2005 McMoRan encountered four hydrocarbon bearing sands in the Gyro section below 22,200 feet in the original Blueberry Hill exploratory well.  Completion efforts in 2007 were unsuccessful because of blockage above the perforated intervals.  The sidetrack currently in-progress is targeting the same Gyro sands, which McMoRan believes could be better developed in a down dip position on the flank of the structure.  McMoRan has a 46.8 percent working interest and a 32.3 percent net revenue interest in the well.  McMoRan’s investment in Blueberry Hill totaled $23.6 million at March 31, 2009, substantially all of which was incurred prior to 2008.

McMoRan and its partners are continuing engineering planning for the completion and testing of the Blackbeard West ultra-deep exploratory well on South Timbalier Block 168, which is temporarily abandoned and not yet fully evaluated.  The geological data below 30,000 feet derived from the Blackbeard West well is being incorporated into McMoRan’s exploration concepts to enhance existing prospects and develop additional ultra-deep opportunities on the Shelf, including potential drilling locations in the Blackbeard area.  McMoRan is operator and owns a 32.3 percent working interest in the Blackbeard West well and PXP and Energy XXI, hold a 35 percent working interest and 20 percent working interest, respectively.  McMoRan’s investment in Blackbeard West totaled $31.2 million at March 31, 2009.

REVENUES
McMoRan’s first-quarter 2009 oil and gas revenues totaled $95.1 million, compared to $291.9 million during the first quarter of 2008.  During the first quarter of 2009, McMoRan’s sales volumes totaled 12.2 Bcf of gas, 749,200 barrels of oil and condensate and 1.1 Bcfe of plant products, compared to 17.9 Bcf of gas, 1,089,100 barrels of oil and condensate and 2.5 Bcfe of plant products in the first quarter of 2008.   McMoRan’s first-quarter comparable average realizations for gas were $4.88 per thousand cubic feet (Mcf) in 2009 and $9.06 per Mcf in 2008; for oil and condensate McMoRan received an average of $40.91 per barrel in first-quarter 2009 compared to $97.40 per barrel in first-quarter 2008.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES
At March 31, 2009, McMoRan had $95.4 million in cash.  Total debt was $375 million at March 31, 2009, including $75 million in convertible senior notes.  In April 2009, McMoRan's bank group completed the semi-annual re-determination of its borrowing base under its credit facility.  The recent decline in natural gas and oil prices resulted in lower base amounts available under the credit facility.  McMoRan’s borrowing base was revised from $400 million to $235 million.  McMoRan currently has no borrowings outstanding on its revolving credit facility.  McMoRan believes the amounts available under its redetermined borrowing base will be sufficient to manage its operations, working capital requirements and continued support of the current $100 million in outstanding letters of credit.

In response to current market conditions, McMoRan continues to identify actions to reduce capital expenditures, operating and administrative costs and other cash expenditures.  Estimated capital expenditures for 2009 have been reduced to approximately $200 million, $30 million lower than the January 2009 estimate.  This estimate includes approximately $100 million in exploration costs, $45 million in development costs and $55 million for costs incurred in 2008 that will be funded in 2009.  Capital spending will continue to be driven by opportunities and will be managed based on available cash and cash flows.  McMoRan may pursue additional partner arrangements to further reduce capital expenditures.

McMoRan continues to pursue recovery under its insurance programs for costs associated with the 2008 hurricane events.  These costs are expected to be incurred over several years.  In March 2009, McMoRan received an initial payment of approximately $20 million ($18.7 million net of partners’ share) from its insurers and expects to receive significant additional proceeds associated with this claim after related expenditures associated with insured losses are incurred.  McMoRan will record gains associated with additional insurance proceeds as such claim amounts are finalized with its insurers.  Abandonment expenditures, which include scheduled conventional and hurricane related work, are expected to approximate $80 million in 2009.

DERIVATIVE CONTRACTS
During the first quarter of 2009, McMoRan financially settled 3.4 Bcf of natural gas and 151,000 barrels of oil that were hedged through swap positions at an average price of $9.01 per Mcf and $71.93 per barrel, respectively.  McMoRan received $18.1 million in cash for these positions, which was recorded as a gain in McMoRan’s first quarter 2009 financial results.  At March 31, 2009, McMoRan had a total of 6.5 Bcf of natural gas and 289,000 barrels of oil hedged through 2010 through open swap positions and 4.4 Bcf of natural gas and 175,000 barrels of oil hedged through 2010 through puts.  Following is a summary of open swap and put positions at March 31, 2009:

Natural Gas Positions (million MMbtu)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2009	3.9	$ 8.93	3.2	$ 6.00	7.1
2010	2.6	$ 8.63	1.2	$ 6.00	3.8

Oil Positions (thousand bbls)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2009	171	$ 71.73	125	$ 50.00	296
2010	118	$ 70.89	50	$ 50.00	168

(1) Remaining 2009 swaps cover periods April-June and November-December; 2010 swaps cover periods January-June and November-December
(2) Covering periods July-October

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, these contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized in our operating results.  McMoRan’s first-quarter 2009 results included an unrealized gain of $0.8 million for mark-to-market accounting adjustments associated with open derivative contracts based on changes in their respective fair market values through March

31, 2009.  McMoRan’s derivative contracts’ fair value after mark-to-market adjustments was $38.2 million at March 31, 2009.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Separate from its oil and gas operations, McMoRan is also continuing efforts to implement a successful plan to develop the Main Pass Energy Hub™, a multifaceted energy service project, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

 -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration and development costs; and the potential Main Pass Energy HubTM Project.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).

This press release contains a financial measure commonly used in the oil and natural gas industry but is not defined under GAAP. As required by SEC Regulation G, reconciliations of these measures to amounts reported in McMoRan’s consolidated financial statements are in the supplemental schedules of this press release.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the first-quarter 2009 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, May 15, 2009.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended March 31,
	2009	2008
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil & natural gas	$95,082	$291,946
Service	2,294	3,530
Total revenues	97,376	295,476
Costs and expenses:
Production and delivery costs	49,046 [a]	55,646
Depletion, depreciation and amortization expense	93,397 [b]	121,332
Exploration expenses [c]	28,426 [d]	6,813
(Gain) loss on oil and gas derivative contracts	(18,858)	45,231
General and administrative expenses [c]	12,446	9,012
Start-up costs for Main Pass Energy Hub™ [c]	765	1,617
Insurance recoveries	(18,707)[e]	-
Total costs and expenses	146,515	239,651
Operating income (loss)	(49,139)	55,825
Interest expense, net	(10,666)	(17,111)
Other income (expense), net	329	(627)
Income (loss) from continuing operations before income taxes	(59,476)	38,087
Provision for income taxes [f]	(16)	(856)
Income (loss) from continuing operations	(59,492)	37,231
Income (loss) from discontinued operations	(1,067)	(856)
Net income (loss)	(60,559)	36,375
Preferred dividends and amortization of convertible preferred stock
issuance costs	(2,682)	(4,366)
Net income (loss) applicable to common stock	$(63,241)	$32,009

Basic net income (loss) per share of common stock:
Continuing operations	$ (0.88)	$ 0.61
Discontinued operations	(0.02)	(0.02)
Net income (loss) per share of common stock	$ (0.90)	$ 0.59

Diluted net income (loss) per share of common stock:
Continuing operations	$ (0.88)	$ 0.47
Discontinued operations	(0.02)	(0.01)
Net income (loss) per share of common stock	$ (0.90)	$ 0.46

Average shares outstanding:
Basic	70,475	53,956
Diluted	70,475	85,154

I

McMoRan EXPLORATION CO.
FOOTNOTES TO STATEMENTS OF OPERATIONS (Unaudited)

a.	Includes hurricane assessment and repair charges totaling $10.8 million in the quarter ended March 31, 2009.
b.	First quarter 2009 includes impairment charges totaling $39.0 million for proved oil and gas properties. No impairment charges were recorded in the first quarter of 2008.
c.	Non-cash stock-based compensation of the following amounts is included in the respective expense categories shown below (in thousands):
	First Quarter
	2009	2008
General and administrative expenses	$3,120	$981
Exploration expenses	3,046	889
Main Pass Energy Hub™ start-up costs	181	71
Total stock-based compensation cost	$6,347	$1,941

Total stock-based compensation cost includes charges for immediately vested stock options totaling $2.9 million related to certain stock option awards granted in the first quarter of 2009.  McMoRan’s 2008 stock option grants which occurred in the first quarter of 2008 were subject to the shareholders of McMoRan ratifying a new stock incentive plan which was completed at the annual shareholders’ meeting in June 2008.
d.	Includes non-productive well costs of $16.2 million for the three months ended March 31, 2009 primarily relating to the Gladstone East and Tom Sauk wells.
e.	Represents McMoRan’s share of the initial payment of insurance proceeds related to losses incurred as a result of the September 2008 hurricanes.
f.
The 2009 tax provision is determined considering the company’s ability to utilize net operating losses from prior periods (NOL carry forwards) against estimated annual taxable income. Tax regulations impose limitations on the utilization of NOL carry forwards when a defined level of change in the stock ownership of certain shareholders is exceeded, including ownership changes resulting from conversion of convertible debt into common stock. No such change in stock ownership was exceeded or was assessed to be probable of occurring at March 31, 2009.

II

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE) (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (“GAAP”).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income.   “EBITDAX” is derived from net income (loss) from continuing operations before other (income) expense, interest expense (net), income taxes, start-up costs for the Main Pass Energy HubTM project, exploration expenses, depletion, depreciation and amortization expense, stock-based compensation charged to general and administrative expense, unrealized (gains)/losses on oil and gas derivative contracts, hurricane-related charges and insurance recoveries.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net income (loss) applicable to common stock to EBITDAX (in thousands):

	First Quarter
	2009	2008

Net income (loss) applicable to common stock, as reported	$(63,241)	$32,009
Preferred dividends and amortization of convertible
preferred stock issuance costs	2,682	4,366
Loss from discontinued operations	1,067	856
Income (loss) from continuing operations, as reported	(59,492)	37,231

Other (income) expense	(329)	627
Interest expense, net	10,666	17,111
Income taxes	16	856
Start-up costs for Main Pass Energy HubTM Project	765	1,617
Exploration expenses	28,426	6,813
Depletion, depreciation and amortization expense	93,397	121,332
Hurricane-related charges included in production and delivery costs	10,845	-
Stock-based compensation charge to general and
administrative expenses	3,120	981
Insurance recoveries	(18,707)	-
Unrealized (gain) loss on oil & gas derivative contracts	(778)	41,591
EBITDAX	$67,929	$228,159

III

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	First Quarter
	2009	2008
Sales volumes:
Gas (thousand cubic feet, or Mcf)	12,165,600	17,875,400
Oil (barrels)	749,200	1,089,100
Plant products (Mcf equivalent) [a]	1,118,100	2,486,300
Average realizations:
Gas (per Mcf)	$ 4.88	$ 9.06
Oil (per barrel)	40.91	97.40

a.
Results include approximately $5.0 million and $23.9 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2009 and 2008, respectively.  One Mcf equivalent is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

IV

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2009	2008
	(In Thousands)
ASSETS
Cash and cash equivalents	$95,435	$93,486
Accounts receivable	95,327	112,684
Inventories	44,135	31,284
Prepaid expenses	9,159	13,819
Fair value of oil and gas derivative contracts	32,230	31,624
Current assets from discontinued operations, primarily restricted cash
of $0.5 million	514	516
Total current assets	276,800	283,413
Property, plant and equipment, net	932,569	992,563
Restricted investments and cash	33,561	29,789
Sulphur business assets	3,010	3,012
Deferred financing costs	14,769	15,658
Fair value of oil and gas derivative contracts	6,018	5,847
Total assets	$1,266,727	$1,330,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$66,924	$77,009
Accrued liabilities	79,102	89,565
Accrued interest and dividends payable	17,409	7,586
Current portion of accrued oil and gas reclamation costs	64,380	103,550
Current portion of sulphur reclamation costs	785	785
Current liabilities from discontinued operations	1,344	1,317
Total current liabilities	229,944	279,812
5¼% convertible senior notes	74,720	74,720
11.875% senior notes	300,000	300,000
Accrued oil and gas reclamation costs	360,245	317,651
Accrued sulphur reclamation costs	22,719	22,218
Other long-term liabilities from discontinued operations	6,842	6,835
Other long-term liabilities	20,138	20,023
Total liabilities	1,014,608	1,021,259
Stockholders' equity	252,119	309,023
Total liabilities and stockholders' equity	$1,266,727	$1,330,282

V

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2009	2008
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(60,559)	$36,375
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	1,067	856
Depletion, depreciation and amortization	93,397	121,332
Exploration drilling and related expenditures (reimbursements)	16,226	(735)
Compensation expense associated with stock-based awards	6,347	1,941
Amortization of deferred financing costs	931	1,256
Unrealized (gain) loss on oil and gas derivative contracts	(778)	41,591
Loss on induced conversion of convertible senior notes	-	699
Reclamation expenditures, net of prepayments by third parties	(12,351)	3,234
Increase in restricted cash	(3,772)	(3,783)
Other	64	(320)
(Increase) decrease in working capital:
Accounts receivable	14,697	(38,924)
Accounts payable and accrued liabilities	(12,846)	10,035
Prepaid expenses and inventories	(8,193)	2,204
Net cash provided by continuing operations	34,230	175,761
Net cash used in discontinued operations	(436)	(2,945)
Net cash provided by operating activities	33,794	172,816

Cash flow from investing activities:
Exploration, development and other capital expenditures	(29,163)	(51,379)
Acquisition of properties, net	-	(3,500)
Net cash used in continuing operations	(29,163)	(54,879)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(29,163)	(54,879)

Cash flow from financing activities:
Payments under senior secured revolving credit facility, net	-	(111,000)
Dividends paid on convertible preferred stock	(2,682)	(4,755)
Payments for induced conversion of convertible senior notes	-	(699)
Proceeds from exercise of stock options and other	-	66
Net cash used in continuing operations	(2,682)	(116,388)
Net cash activity from discontinued operations	-	-
Net cash used in financing activities	(2,682)	(116,388)
Net increase in cash and cash equivalents	1,949	1,549
Cash and cash equivalents at beginning of year	93,486	4,830
Cash and cash equivalents at end of period	$95,435	$6,379

VI